Exhibit 99(a)

News Release:  Immediate           Contact: Richard B. Elder--Media
                                            (804) 343-4785
                                            Celeste Gunter--Financial
                                            (804) 649-4307

        JAMES RIVER TO ACQUIRE PLASTIC CUTLERY OPERATIONS AND
                  JOINT VENTURE FOAM CUP OPERATIONS


        RICHMOND, Va., November 1, 1995 -- James River Corporation announced today two transactions which will sharpen the focus of its North American Consumer Products Business. James River has signed two definitive agreements with Benchmark Corporation of Delaware related to their plastic cutlery and foam cup operations. Under the first agreement, James River will acquire Benchmark's plastic cutlery, straw and thermoforming operations. Under the second agreement, James River's Handi-Kup foam cup operations will be combined with Benchmark's WinCup foam cup operations in a joint venture controlled and operated by WinCup. In consideration for both transactions on a combined basis, James River will pay approximately $24 million and receive a 45% minority interest in the new WinCup foam cup joint venture. It is anticipated that the purchase of the Benchmark cutlery operations will be completed on or about November
6. The formation of the WinCup foam cup joint venture is expected to be completed during November. Both transactions are subject to normal closing conditions.

        James River will acquire Benchmark's plastic cutlery facilities in Houston, Texas, Atlanta, Ga., and Los Angeles, Calif. These Benchmark cutlery facilities have a current annual sales rate in excess of $70 million. James River's total cutlery capacity, including current operations located in Leominster, Mass., will more than double with this acquisition. James K. Goodwin, president of James River's North American Consumer Products Business, noted, "By combining Benchmark's operations with our existing cutlery business, James River will become the leading supplier of plastic cutlery to the North American foodservice market. The Benchmark plants provide us with the capacity needed to meet our customers' rapidly growing demand. In addition, our combined cutlery facilities will be strategically located across the U.S. to ensure superior customer service."

     James River will contribute its four Handi-Kup foam cup plants, located in Corte Madera, Calif., Jacksonville, Fla., Metuchen, N.J., and West Chicago, Ill., to the newly formed joint venture. The joint venture resulting from the combination of Handi-Kup with Benchmark's six WinCup foam cup plants will represent the second largest producer of foam cups in the U.S.

     James River Corporation, headquartered in Richmond, Va., is a leading manufacturer and marketer of consumer products and food and consumer packaging. These product lines include brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, QUILT-RAP sandwich wrap and QWIK WAVE microwave packaging, as well as EUREKA! recycled copy paper and WORD PRO copy paper. In addition, the company produces a number of popular brands for the European towel and tissue market. James River's current annual sales rate is approximately $6.0 billion.

Today's new release, along with past releases from James River, is available by fax, at no charge, by calling PR Newswire's Company News On Call at (800) 758-5804, ext. 457350.